Exhibit 10.4

Amendment to Partnership Agreement
Between Sambrick Communications and
Liaison Design Group, LLC

February 19, 2003

Payment of Money Owed Liaison Design Group by Sambrick Communications
A.	Beginning January 2003, Sambrick Communications agrees pay invoices owed to Liaison Design Group within 14 days of receipt of payment from SC's client. This will improve LDG's cash flow.

B.

LDG agrees to continue applying rent payments of $570.00 per month to the remaining balance (after implementation of agreement to change partnership percentages shown in paragraph C below) owed to LDG by SC. This will reduce SC's debt while aiding LDG's cash flow.

C.

The following is a breakdown of the issues discussed and agreed upon by both parties. Previously, SC owned 60% of Liaison Design Group (LDG) and Sandra Conklin owned 40%. When LDG began operation, SC's capital account totaled $24K and Sandra Conklin's capital account totaled $0.

For the years 2000/2001, losses reducing the capitol account of SC were $30K. Losses reducing the capital account of Sandra Conklin were $20K.

The changes to the partnership are as follows:

	1.	Set value of LDG at $60K.

	2.	Therefore, based on set value, reset capital accounts to: SC - $45.6K (this total includes the $24K initial capital investment) and Sandra Conklin $14.4K.

3.

SC will sell 30% of its LDG shares to Sandra Conklin for $18K. Sandra Conklin will reduce SC's receivables to LDG by $18K. Sandra Conklin will then reduce the unpaid salary owed to her from LDG by $18K.

	4.	Result: SC owns 30% of LDG and Sandra Conklin owns 70% of LDG. Capital account balances change to SC - $34K; Sandra Conklin - $25.2K.

	5.	Sandra Conklin will sell 30% of LDG to Seamus Duerr for $18K, with the agreement that he would have first right of refusal on purchasing additional shares sometime in the future.

	6.	Result: SC owns 30%, Seamus Duerr owns 30%, and Sandra Conklin owns 40%. Capital accounts become: SC - $34.8K, Duerr - $10.8K, Conklin $14.4K.

7.

Seamus Duerr would become managing partner, with the same responsibilities and benefits designated for Sandra Conklin as managing/operating partner. In doing this, Sandra Conklin will not draw a salary as managing partner, but will assist Duerr as needed, on an hourly basis.

This will significantly enhance the probability that LDG will show a profit.

Repayment of Sambrick Communications Capital Account

A.

To assure prompt repayment of SC' s Capital Account, beginning one year from the date of this agreement, SC will receive $1.00 credit toward its past due balance for every $3.00 paid to LDG. This 3-1 ratio will reduce the past due amount owed to LDG while reducing SC's Capital Account.

These amendments have been agreed upon by:

/s/ Frank Sambrick	2/21/2003
Frank Sambrick of Sambrick Communications	Date

/s/ Sandra Moring Conklin	2/21/2003
Sandra Moring Conklin	Date